EXHIBIT 99.1

24/7 MEDIA ACQUIRES AWARD TRACK, INC.; LOYALTY INCENTIVE FIRM BROADENS COMPANY'S E-MARKETING SERVICES

AWARDTRACK GIVES 24/7 MEDIA CUSTOMERS NEW TOOL FOR BUILDING BRAND LOYALTY

NEW YORK February 15, 2000 24/7 Media (Nasdaq: TFSM), one of the largest global Internet media and technology companies, announced today the purchase of AwardTrack, Inc., an Internet-based business-to-business loyalty company, through an all stock transaction valued at approximately $75 million.

AwardTrack offers a turnkey private label loyalty customer relationship management (CRM) program that enables Web retailers and content sites to issue points to Web users as a reward for making purchases, completing surveys or investigating promotions. These points can be issued, redeemed and exchanged in real-time for points in programs of other AwardTrack partners using the proprietary technology.

What truly separates AwardTrack from other technologies is its ability to allow users to not only combine aggregate points from several rewards programs automatically, but to also transfer points in real-time between participating awards programs. For example, two competing airlines may have a rewards program that can be redeemed at the same hotel chain. If a consumer does not have enough air miles from one airline program to qualify for a night's stay at the hotel, they can transfer air miles from one or several airlines to make up the difference. This proprietary feature can be licensed to portals, content sites and e-commerce sites to create an unrivaled sticky application.

According to research conducted by NFO Interactive, 53 percent of online consumers stated that they would increase the amount they spend at specific Web sites if they were offered incentives, such as reward points. Our acquisition of AwardTrack furthers 24/7 Media's long term business strategy of fulfilling the promise of online marketing building enduring one-to-one relationships with customers," said David J. Moore, 24/7 Media's president and CEO. "AwardTrack further extends 24/7 Media's impressive breadth of marketing services, enabling our Web sites and e-commerce customers to offer points-based incentive services on their Web site, in banner ads over the 24/7 Network and through 24/7 Mail."

Brian Anderson, AwardTrack's CEO and president, said, "We are very excited to become part of the 24/7 Media family. 24/7 Media's proven leadership in Internet media and technology will allow us to leverage and capitalize even further on the high demand for our private label loyalty solutions which allow our partners to build and maximize their brand."

ABOUT AWARDTRACK, INC.
Established in 1998, AwardTrack is an Internet software company committed to the design, development and operation of online loyalty marketing solutions for eBusiness. AwardTrack is located near the heart of Silicon Valley in California. Our simple and affordable loyalty solutions build brand, drive sales, and increase customer loyalty by rewarding customers for their business. To find out how to partner with AwardTrack to create a customized loyalty marketing program for your business, please visit www.AwardTrack.com or call 1-888-242-0180.
Also see http://www.pointsuniverse.com.

ABOUT 24/7 MEDIA, INC.
Reaching nearly 60 percent of all online users in the United States, 24/7 Media Inc. is one of the largest global Internet media and technology companies. Through its global online advertising and direct marketing networks, 24/7 Media provides a full suite of interactive marketing solutions and services. Through its flagship ad network, 24/7 Media serves more than 3.5 billion ad impressions per month on more than 400 high-profile sites globally. 24/7 Mail, the world's largest permission-based, opt-in e-mail database, consists of more than 20 million profiles that can be used to deliver targeted online banner and e-mail campaigns. 24/7 Connect is a next generation online ad serving and management system. Based in New York, 24/7 Media Inc. has offices in 49 cities in 27 countries. For more information, please visit www.247media.com.